Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ASYST TECHNOLOGIES REPORTS RESULTS
FOR SECOND QUARTER OF FISCAL 2004

FREMONT, Calif., Nov. 6, 2003 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its second fiscal quarter ended Sept. 27, 2003. Results were generally in line with company guidance.

     For the quarter, Asyst reported net sales of $51.3 million, up 13% from $45.3 million reported in the prior quarter. Net loss for the fiscal second quarter improved to $16.3 million, or $0.41 per share, compared with a net loss of $37.4 million or $0.97 per share in the fiscal first quarter. Results for the fiscal second quarter included restructuring charges of $0.5 million and other severance costs of $0.3 million. Results for the prior quarter included restructuring charges of $4.4 million and an asset impairment charge of $6.9 million.

     Net bookings in the quarter were $60.5 million, up 36% sequentially from net bookings of $44.5 million in the prior quarter. As announced separately today, during the quarter the company also received a letter of intent through Asyst Shinko for a flat panel display AMHS project with an estimated value for Phase One of approximately $26 million. Subsequent to the end of the quarter the company received a purchase order in this amount for the project, which will be booked in the December quarter.

     Gross margins for the period improved to 23% compared with 10% in the first fiscal quarter. Gross margin in the prior quarter included charges of $4.8 million related to the company’s continuing transition to outsourced manufacturing.

     Research and development and selling, general and administrative expenses also improved during the quarter, down $3.9 million from the prior quarter, reflecting the results of the company’s on-going restructuring activities.

Improving Sales, Bookings, and Operational Performance

“We had a strong second quarter, as we increased sales and bookings, improved gross margins, and significantly reduced operating expenses,” said Steve Schwartz, chairman and CEO. “Asyst Shinko had its second consecutive quarter of strong bookings. In our base business, we had a book-to-bill ratio of 1.2 to one, driven primarily by our recently introduced 300mm products as well as increased 200mm expansion activity. We also reduced on-going quarterly operating expenses by approximately $4 million

(-more-)

in the second quarter, our third consecutive quarter of improvement, resulting in an aggregate reduction of 26% over that nine-month period. We also are seeing the early gross margin benefits of our outsourced manufacturing operations, which continue to perform on plan.

     “Looking ahead, we are tracking approximately two dozen greenfield and expansion 300mm projects, as well as one new 200mm project in Europe and a half-dozen major 200mm expansion projects in Asia. We believe that four to five of the 300mm greenfield fabs will be making automation decisions within the next six months. Just as important, we anticipate that bookings for other aspects of our automation solutions will begin to accelerate as these customers begin to fill their fabs with tools. We also are tracking multiple Gen 5 and Gen 6 new flat panel display fabs, which we anticipate will select AMHS suppliers over the next couple of quarters.”

Highlights

•	ULVAC Technologies, Inc. selected Asyst’s Plus™ Portal XT integrated equipment front-end system, GWconX300™ connectivity software, and software integration services for ULVAC’s 2nd Generation 300mm ENVIRO™ Advanced Resist and Residue Removal tool.

•	Powerchip Semiconductor Corp. selected Asyst Shinko to expand the Automated Material Handling System (AMHS) for Phase 2 of Powerchip’s Fab 12A in Hsinchu, Taiwan.

•	AMHS bookings for the quarter included Powerchip as well as 300mm expansion projects in Taiwan and Japan and a new 300mm project in North America.

•	The company had a total of 11 competitive OEM design wins (technical qualifications or initial orders) for its hardware products as well as seven OEM migrations from earlier technology to the latest generation IsoPort™ 300mm loadport. The company also had seven OEM design wins for its GW connectivity software.

Cash Flow and Balance Sheet

Cash and restricted cash at Sept. 27, 2003 were $79.7 million, up $3.4 million from $76.3 million at June 28, 2003. Cash flow for the fiscal second quarter included $12.1 million of net proceeds from the sale of land and $4.5 million of borrowing against a new credit facility established by Asyst Shinko, as well as a net pay down of $2.5 million of debt held by Asyst Japan, Inc. Approximately $19.2 million of the company’s consolidated balance of cash and short-term investments is for the exclusive use of Asyst Shinko.

     Short-term debt consisted of low-interest notes in the amount of $16.0 million held by Asyst Japan and a $4.5 million outstanding balance on a new credit facility established by Asyst Shinko. The company’s long-term debt of $117.5 million consists of the following:

(-more-)

•	$86.3 million relates to 5.75% convertible subordinated notes due 2008, convertible at the option of the holder at any time on or prior to maturity into common stock at $15.18 per share. The notes are redeemable at the option of the company beginning July 3, 2004.

•	$25.0 million is outstanding under the company’s two-year credit facility established in October 2002 to support the acquisition of the 51% interest in Asyst Shinko.

•	$6.2 million relates to the outstanding mortgage and other debt at Asyst Japan.

     Under GAAP percentage-of-completion accounting, which is used to recognize revenue at the company’s Asyst Shinko joint venture, Asyst Shinko had approximately $35.0 million and $25.6 million of unbilled receivables as of Sept. 27, 2003 and June 28, 2003, respectively.

Outlook

Following is guidance for the fiscal year 2004 third quarter ending Dec. 27, 2003:

•	The company anticipates that net sales will increase approximately 15% sequentially over the second fiscal quarter ended Sept. 27, 2003.

•	Gross margin is expected to be approximately 25-26%. The company expects additional margin improvements over the next several quarters as a result of its continuing transition to outsourced manufacturing.

•	Research and development and selling, general and administrative expenses are expected to be approximately $24 million. This slight increase over second quarter levels is being driven primarily by stronger than expected customer demand for the company’s new Spartan™ Portal and Sorter, other product development initiatives, and costs associated with the first 300mm customer installation of the FasTrack™ AMHS system. The company believes these costs will come down in the fourth fiscal quarter.

•	Amortization of intangibles is expected to be approximately $4.8 million.

•	Stock compensation expense associated with prior acquisitions is expected to be $0.4 million.

•	The company expects net other expense, primarily interest expense offset by royalty income, to be approximately $1.0 million.

•	Net taxes are expected to show a benefit of approximately $0.6 million. The company pays taxes in Japan based on the profitability of Asyst Shinko which is offset by a $1.6 million tax benefit in Asyst Shinko related to purchase accounting associated with the amortization of Asyst Shinko intangibles.

•	Minority interest in Asyst Shinko (that portion of Asyst Shinko’s net operating results attributable to the minority partner) is expected to be a benefit of approximately $0.5 million.

(-more-)

•	The company is continuing to implement its restructuring program and anticipates completing previously announced headcount reductions in its Asyst Japan operations by the end of the current fiscal year. When that restructuring is complete, the company expects to take a non-cash charge of approximately $1 million related to the impairment of its robotics manufacturing facility in Nagoya, Japan, as well as cash restructuring charges related to severance.

•	The company expects to consume approximately $12 million of net cash in the third fiscal quarter.

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

Conference Call Details

A live webcast of the conference call to discuss the quarter’s financial results will take place today at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 554950#. The audio instant replay is available from Nov. 6 at 8:00 p.m. Eastern Time through Nov. 20 at 11:59 p.m. Eastern Time.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, continued ability to maintain and improve gross margins through outsourced manufacturing, to reduce operating expenses, and to manage cash flows (and the timing and degree of any such improvements in gross margins, reductions in operating expenses and management of cash flows), failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers and the timing and scope of decisions by manufacturers to transition and expand fabrication facilities, continued risks associated with the acceptance of new products and product capabilities, the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue, competition in the semiconductor equipment industry and specifically in AMHS, failure to integrate in an efficient and timely manner acquired companies and to complete planned restructuring and outsourcing programs, failure to retain and attract key employees, and other factors more fully detailed in the company’s annual report on Form 10-K (as amended) for the year ended March 31, 2003, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

(-more-)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	September 27,	June 28,	March 31,
	2003	2003	2003

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$77,444	$73,116	$96,214
Restricted cash and equivalents	2,268	3,178	3,088
Accounts receivable, net	81,848	69,729	74,878
Inventories	17,581	17,671	22,204
Prepaid expenses and other	9,651	12,367	10,317

Total current assets	188,792	176,061	206,701

Long-term assets:
Property and equipment, net	23,760	23,381	24,295
Goodwill	69,428	65,876	65,505
Intangible assets, net	73,520	71,859	76,862
Other assets	2,744	17,111	21,862

Total long-term assets	169,452	178,227	188,524

	$358,244	$354,288	$395,225

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,248	$34,992	$45,027
Accrued liabilities and other	50,145	59,514	50,572
Short-term loans and notes payable	18,009	20,183	17,976
Current portion of long-term debt and finance leases	2,477	1,251	1,273
Deferred revenue	1,416	1,595	2,130

Total current liabilities	117,295	117,535	116,978

Long-term liabilities:
Convertible debentures	86,250	86,250	86,250
Long-term debt	31,274	28,390	28,562
Deferred tax liability	23,227	22,080	23,754
Other long-term liabilities	12,433	12,257	12,754

Total long-term liabilities	153,184	148,977	151,320

Minority interest	62,714	56,707	58,893
Shareholders’ equity:
Common Stock	343,176	334,027	332,569
Deferred stock-based compensation	(3,588)	(3,998)	(3,992)
Accumulated deficit	(318,939)	(302,624)	(265,248)
Accumulated other comprehensive income	4,402	3,664	4,705

Total shareholders’ equity	25,051	31,069	68,034

	$358,244	$354,288	$395,225

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Net sales	$51,349	$72,319	$96,617	$124,183
Cost of sales	39,350	44,150	80,174	79,459

Gross profit	11,999	28,169	16,443	44,724

Operating expenses:
Research and development	8,391	10,058	18,015	20,350
Selling, general and administrative	14,914	17,346	32,519	33,884
Amortization of acquired intangible assets	4,778	1,916	9,563	3,566
Restructuring charges	487	3,027	4,850	3,027
Asset impairment charges	—	8,594	6,853	8,594
In-process research and development costs of acquired businesses	—	(418)	—	2,082

Total operating expenses	28,570	40,523	71,800	71,503

Operating loss	(16,571)	(12,354)	(55,357)	(26,779)
Other income (expense), net	(1,463)	(945)	(2,388)	(2,652)

Loss from continuing operations before income taxes	(18,034)	(13,299)	(57,745)	(29,431)
Provision (benefit) from income taxes	(1,005)	62,661	(2,385)	58,628
Minority interest	(714)	—	(1,669)	—

Net loss from continuing operations	(16,315)	(75,960)	(53,691)	(88,059)
Discontinued operations, net of income tax	—	(2,093)	—	(3,453)

Net loss	$(16,315)	$(78,053)	$(53,691)	$(91,512)

Basic and diluted loss per share:
Continuing operations	$(0.41)	$(2.03)	$(1.38)	$(2.38)
Discontinued operations	—	(0.05)	—	(0.09)

Total basic and diluted loss per share	$(0.41)	$(2.08)	$(1.38)	$(2.47)

Shares used in the per share calculation-basic and diluted:	39,517	37,452	38,996	37,009